Exhibit 10.4
FORBEARANCE AND AMENDMENT AGREEMENT
     THIS FORBEARANCE AND AMENDMENT AGREEMENT (this “Agreement”) is made as of September 3, 2009, by and among THE MERIDIAN RESOURCE CORPORATION, a Texas corporation (“Meridian”), THE MERIDIAN RESOURCE & EXPLORATION LLC, a Delaware limited liability company (“TMRX”), and TMR DRILLING CORPORATION, a Texas corporation (“TMR Drilling,” and together with Meridian and TMRX, the “Meridian Group”), and ORION DRILLING COMPANY LLC, a Texas limited liability company and successor to Orion Drilling Company, LP (“Orion”). Each of Meridian, TMRX, TMR Drilling, and Orion may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, TMRX and Orion have entered into (a) that certain Drilling Bid Proposal and Daywork Drilling Contract — U.S., dated as of February 12, 2007, as amended by the Triton Letter Agreement (as hereinafter defined), relating to the Triton Rig (as so amended, the “Triton Drilling Contract”), and (b) that certain Drilling Bid Proposal and Daywork Drilling Contract — U.S., dated as of August 9, 2007, as amended by letter, dated September 4, 2008, and further amended by the Taurus Letter Agreement (as hereinafter defined), relating to the Taurus Rig (as so amended, the “Taurus Drilling Contract,” and together with the Triton Drilling Contract, the “Drilling Contracts”), pursuant to which Orion has agreed to provide daily drilling, equipment, and labor services to TMRX in connection with the operation of certain oil and/or natural gas wells owned by TMRX;
     WHEREAS, TMR Drilling and Orion have entered into that certain Equipment Lease (Rig No. 8) dated as of February 12, 2007, as amended from time to time (the “Equipment Lease”), pursuant to which TMR Drilling leased the Triton Rig and related equipment to Orion;
     WHEREAS, Orion is successor by merger to Orion Drilling Company, LP and has succeeded by operation of law to all of the obligations of Orion Drilling Company, LP, including, without limitation, the obligations thereof under the Equipment Lease and each of the Drilling Contracts;
     WHEREAS, as of the date hereof, certain defaults and events of default as set forth in Annex A to this Agreement have occurred and are continuing, or are anticipated to occur, under the Equipment Lease and each of the Drilling Contracts (the “Existing Events of Default”);
     WHEREAS, the Meridian Group acknowledges that as a result of the occurrence and continuance of the Existing Events of Defaults, Orion is entitled to seek immediate payment in full of any unpaid obligations (if any) under the Equipment Lease and any unpaid obligations under each of the Drilling Contracts and to exercise any and all of its other rights and remedies (if any) with respect to such Existing Events of Default under the Equipment Lease and Drilling Contracts;
     WHEREAS, the Meridian Group has requested that Orion forbear from taking any present action to collect payment in full of the obligations of the Meridian Group (if any) under the Equipment Lease and Drilling Contracts and from exercising any of its other rights and remedies (if any) under the Equipment Lease and Drilling Contracts or under any other agreement, document, or instrument as a result of the Existing Events of Default or any and all other breaches, defaults, or events of default that may hereafter occur, arise, or exist under the Equipment Lease, either of the Drilling Contracts, or any agreement, document, or instrument executed in connection therewith, or any amendment, supplement, or modification of any of the foregoing (collectively, the “Designated Events of Default”), and Orion has agreed to so forbear on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each of the Parties hereby agrees as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions.
          1.1.1 Certain Defined Terms. Capitalized terms defined in the preamble and the Recitals sections of this Agreement are incorporated herein by reference and are used herein as so defined. Other capitalized terms used and not defined in this Agreement shall have the meanings ascribed to such terms in the Equipment Lease and Drilling Contracts, as applicable.
          1.1.2 Additional Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “CIT” means The CIT Group/Equipment Financing, Inc., a Delaware corporation.
     “CIT Credit Agreement” means that certain Credit Agreement, dated May 2, 2008, among TMR Drilling and CIT, as amended from time to time (including by the CIT Forbearance Agreement).
     “CIT Forbearance Agreement” means that certain Forbearance and Amendment Agreement dated September 3, 2009, by and among TMR Drilling, Meridian, TMRX, and CIT, as administrative agent and lender under the CIT Credit Agreement.
     “CIT Maturity Date” means the date that is the earlier to occur of (a) the Maturity Date, (b) the date on which the CIT Note is paid in full by TMR Drilling, or otherwise satisfied and discharged in full, and (c) the expiration or termination of the CIT Forbearance Agreement and the commencement by CIT of the exercise of its remedies as a secured creditor.
     “CIT Note” means that certain Term Note Due May 2, 2013, dated May 2, 2008, made by TMR Drilling to the order of CIT evidencing the indebtedness of TMR Drilling to CIT under the CIT Credit Agreement.
     “Expiration Period” means the period of time in duration less than a full calendar quarter in which the Forbearance Period expires or terminates, which period commences on the day immediately following the last day of the immediately preceding full calendar quarter and ends on either (a) the CIT Maturity Date, if the Forbearance Period ends on the CIT Maturity Date, or (b) on the thirtieth (30th) day immediately following the termination or expiration of the Forbearance Period, if the Forbearance Period ends on any date other than the CIT Maturity Date.
     “Forbearance Period” means the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the date that is fifteen (15) days after the CIT Maturity Date, (b) the commencement of any bankruptcy or insolvency proceedings filed by or against Meridian, (c) the expiration or termination of the CIT Forbearance Agreement or the commencement by CIT of the exercise of its remedies as a secured creditor, (d) a default by the Meridian Group under this Agreement or the Security Agreement, (e) the failure or failures by TMR Drilling to perform or make when due cash payments exceeding, individually or in the aggregate, $50,000 with respect to obligations owing to any one or more of Orion or third parties (respectively) pursuant to the express terms of the Equipment Lease and which failure or failures remain
Forbearance and Amendment Agreement (Orion)

uncured thirty (30) days after receipt of written notice thereof by Orion to TMR Drilling, including, but not limited to, such failure or failures under Sections 8 or 9 of the Equipment Lease (but excluding any failure to pay taxes when due if such taxes are being contested in good faith pursuant to proceedings diligently conducted), and (f) the date TMR Drilling transfers title to the Triton Rig Assets to a Person other than Orion or any subsidiary or affiliate of TMR Drilling.
     “Lien” means a lien, deed of trust, mortgage, security interest, hypothecation, pledge, or other encumbrance.
     “Maturity Date” shall have the meaning set forth in the CIT Credit Agreement.
     “Meridian Quarterly Obligations” means any and all sums, amounts, and obligations due and owing by or through the Meridian Group (or any of them or any of their subsidiaries or affiliates) to Orion (or any of its subsidiaries and affiliates) under the Equipment Lease, either or both of the Drilling Contracts, or any agreement, document, or instrument executed in connection therewith, for a single calendar quarter commencing with the calendar quarter ended September 30, 2009 or for the Expiration Period (as applicable).
     “Net Quarterly Obligations” means the net amount resulting at the end of a single calendar quarter or at the end of the Expiration Period (as applicable) upon the offset, setoff, and application of the Meridian Quarterly Obligations, on the one hand, and the Orion Quarterly Obligations, on the other hand, against each other.
     “Net Cumulative Balance” means the net cumulative sums, amounts, and obligations (without duplication) due, owing, and unpaid by or through the Meridian Group (or any of them or any of their subsidiaries or affiliates) to Orion (or any of its subsidiaries and affiliates), on the one hand, and by or through Orion (or any of its subsidiaries and affiliates) to the Meridian Group (or any of them or any of their subsidiaries or affiliates), on the other hand, under the Equipment Lease, either or both of the Drilling Contracts, or any agreement, document, or instrument executed in connection therewith, including, but not limited to, the amounts referenced in Section 1.2.4 hereof to the extent not paid or offset prior to the date of determination.
     “Orion Quarterly Obligations” means any and all sums, amounts, and obligations due and owing by or through Orion (or any of its subsidiaries and affiliates) to the Meridian Group (or any of them or any of their subsidiaries or affiliates) under the Equipment Lease, either or both of the Drilling Contracts, or any agreement, document, or instrument executed in connection therewith, for a single calendar quarter commencing with the calendar quarter ended September 30, 2009 or for the Expiration Period (as applicable).
     “Other Meridian Obligations” means the aggregate amount of payments pursuant to each such Drilling Contract and Equipment Lease that Orion would have received through the respective terms of such Drilling Contracts (as presently in effect) through the fifteenth (15th) day after the CIT Maturity Date but for the release contemplated in Section 1.3.4 hereof and which are not included in such unpaid Accrued Meridian Obligations
     “Permitted Liens” means those Liens identified in Annex B.
     “Person” means any individual, firm, association, incorporated or unincorporated organization, partnership, business, trust, estate, joint stock company, joint venture, club, syndicate, limited liability company, corporation, governmental authority, or other legal entity.
Forbearance and Amendment Agreement (Orion)

     “Put Option” means the right of TMR Drilling, exercisable at any time within fifteen (15) days after the CIT Maturity Date at TMR Drilling’s sole discretion and election and in full satisfaction of all unpaid Accrued Meridian Obligations as of the CIT Maturity Date, to require Orion or its designee to acquire the Triton Rig Assets free and clear of all Liens other than Permitted Liens.
     “Taurus Rig” means that certain land based drilling rig designated as Rig No. 5, and identified as the Taurus rig at http://www.oriondrilling.com/rig-taurus.html, and equipped with IDM equipment drawworks (1500 horsepower) powered by two 800 horsepower DC traction motors, with diesel electric generators, a Canrig 350 ton AC top drive, and other equipment as described at such website.
     “Triton Rig” means that certain land based drilling rig designated as Rig No. 8, and identified as the Triton Rig at http://www.oriondrilling.com/rig-triton.html, and equipped with IDM drawworks (1500 horsepower) powered by two 800 horsepower DC traction motors, with diesel electric generators, a Canrig 350 ton AC top drive, and other equipment as described at such website, and further identified as being that rig presently encumbered by a security interest and Lien in favor of CIT pursuant to the CIT Credit Agreement.
     “Triton Rig Equipment” means all equipment and accessories appurtenant to, installed on, or attached to the Triton Rig, including, without limitation, (a) the portable 350 ton AC top drive, model 1035 AC, and all related accessories and appurtenances, including, but not limited to, the blower system, control console, control and interface panel, hydraulic power unit, torque guide, interface materials, control valve configuration, tool kit, elevator position arm and wash pipe installation and removal tool, and the Triton Rig-specific top drive and torque guide interfaces, manufactured by Canrig Drilling Technology Ltd., (b) the hydraulic catwalk, and (c) those items of equipment listed in Annex C hereto.
     “Triton Rig Assets” means the Triton Rig, the Triton Rig Equipment, and the additional assets listed in Annex D hereto relating thereto.
     “Triton Letter Agreement” means that certain letter agreement, dated April 2, 2009, between TMRX and Orion.
     “Taurus Letter Agreement” means that certain letter agreement, dated April 2, 2009, between TMRX and Orion.
     1.2 Agreement to Forbear.
          1.2.1 Forbearance. During the Forbearance Period, in consideration of the Meridian Group’s agreements and covenants contained in this Agreement, and subject to the other terms and conditions of this Agreement, Orion hereby agrees to forbear from exercising, and to postpone in effect, any and all of its rights and remedies under the Equipment Lease (except as to Meridian Group obligations under Sections 8 or 9 thereof, other than obligations to pay taxes when due, to the extent that such obligations are for taxes being contested in good faith by appropriate proceedings diligently conducted), each of the Drilling Contracts, and any agreement, document, or instrument executed in connection therewith, or any letter agreement, amendment, supplement, or modification of any of the foregoing, arising as a result of the Designated Events of Default, other than as provided in Sections 1.3 and 1.3.2 below. Upon the expiration or termination of the Forbearance Period (a) such forbearance by Orion shall automatically terminate, and (b) Orion shall be entitled to exercise, without any further notice, any and all of its rights and remedies under this Agreement, the Equipment Lease, each of the Drilling
Forbearance and Amendment Agreement (Orion)

Contracts, but subject to the Intercreditor Agreement and the Security Agreement. In consideration of Orion’s agreements and covenants contained in this Agreement, the Meridian Group hereby agrees that all statutes of limitation applicable to any and all defaults, rights, remedies, or one or more of the provisions of the Equipment Lease, Drilling Contracts, and any agreement, document, or instrument executed in connection therewith, or any letter agreement, amendment, supplement, or modification thereof, shall be tolled, suspended, and shall not run for a period of time concurrent with the Forbearance Period and the thirty (30) days immediately following the date of expiration thereof.
          1.2.2 No Extension. The Meridian Group agrees that Orion shall have no obligation to extend the Forbearance Period.
          1.2.3 No Waiver, Restatement, or Amendment. Notwithstanding Orion’s agreement to forbear set forth in Section 1.2.1 above, (a) such forbearance by Orion is not intended to and shall not constitute, and shall not be construed or interpreted to constitute, a waiver of the Designated Events of Default, (b) this Agreement and such forbearance by Orion shall not constitute a restatement of the obligations of the Meridian Group under the Equipment Lease or either of the Drilling Contracts, and (c) this Agreement and such forbearance by Orion shall not constitute an amendment or modification of any of the terms of the Equipment Lease or either of the Drilling Contracts, except as expressly set forth herein. Except as expressly set forth herein, (i) the terms and conditions of the Equipment Lease and each of the Drilling Contracts are and shall remain in full force and effect, and the same are hereby ratified and confirmed in all respects by the Meridian Group, and (ii) Orion reserves all rights, privileges, and remedies granted under this Agreement, the Equipment Lease and each of the Drilling Contracts, and such rights, privileges, and remedies may, at Orion’s sole election, be exercised at any time and from time to time and without notice, except to the extent notice is required (and is not waived) under such agreements, contracts, and instruments.
          1.2.4 Outstanding Obligations. The Meridian Group hereby acknowledges that (a) as of July 31, 2009, the accrued and unpaid obligations of TMR Drilling under the Equipment Lease are equal to zero, (b) as of July 31, 2009, the accrued, past due, and unpaid obligations of TMRX under the Triton Drilling Contract are equal to $195,450.89, after giving effect to any offset and setoff agreements pertaining thereto; (c) as of July 31, 2009, the accrued, past due, and unpaid obligations of TMRX under the Taurus Drilling Contract are equal to $1,830,546.97, after giving effect to any offset and setoff agreements pertaining thereto; and (d) the payment of such amounts is not subject to any defense, counterclaim, recoupment, or offset of any kind, except as otherwise provided in this Agreement (including Section 1.3 below), provided, that such amounts shall be subject to confirmation and proposals for revision (based on audit or other review of the applicable drilling contract) by the Meridian Group on or before the earlier of December 31, 2010 and the CIT Maturity Date, and Orion hereby agrees that the Meridian Group and their representatives and affiliates shall be entitled, upon forty eight (48) hours notice and during normal business hours, to full access (i) to review and make copies of the books and records and other reports of Orion and its affiliates related to such amounts and (ii) to speak with the employees of Orion about any and all matters pertaining thereto, provided, further, that such access shall be conducted in a manner that does not materially interfere with the normal business operations of Orion and its affiliates. The Parties agree that except for the amounts set forth above, as of the dates set forth above there are no other or additional unpaid sums, amounts, or obligations outstanding under the Equipment Lease, either of the Drilling Contracts, or any agreement, document, or instrument executed in connection therewith, or any letter agreement, amendment, supplement, or modification of any of the foregoing, and that from and after such dates additional obligations have and will continue to accrue and be owing (subject to deferred payment in accordance with Section 1.3 below) under and pursuant to the terms of such agreements.
Forbearance and Amendment Agreement (Orion)

     1.3 Additional Agreements of the Parties.
          1.3.1 Offset and Accrual of Amounts Due. The Parties hereby agree that, during the Forbearance Period and notwithstanding any provision to the contrary in the Equipment Lease or either of the Drilling Contracts or any other agreement, document, or instrument by or among any of the Parties (which shall be deemed amended hereby as applicable), at the end of each full calendar quarter commencing with the calendar quarter ended September 30, 2009 and at the end of the Expiration Period (as applicable), the Meridian Quarterly Obligations and the Orion Quarterly Obligations shall be offset, setoff, and applied against each other, and such amounts shall be discharged to the extent of such offset, setoff, and application. For the avoidance of doubt, the Parties acknowledge and agree that (i) the Net Cumulative Balance is to be redetermined each calendar quarter, and (ii) for purposes of the initial calculation of the Net Cumulative Balance as of September 30, 2009, such calculation shall be effected by first determining the sum of (A) the accrued and unpaid obligations of each member of the Meridian Group under the Triton Drilling Contract and the Taurus Drilling Contract as of July 31, 2009, using the amounts as set forth in Section 1.2.4, plus (B) the accrued and unpaid obligations of each member of the Meridian Group under the Drilling Contracts and the Equipment Lease for the two month period ended September 30, 2009, and then netting, offsetting and applying such sum against the accrued and unpaid obligations of Orion under the Drilling Contracts and the Equipment Lease for the two-month period ending September 30, 2009. After September 30, 2009, the Net Quarterly Obligations for such calendar quarter or Expiration Period (as applicable) shall be offset, setoff, and applied against (without duplication) the Net Cumulative Balance existing as of the end of the immediately preceding calendar quarter, and such Net Cumulative Balance shall be discharged to the extent of such offset, setoff, and application, with the resulting Net Cumulative Balance for such calendar quarter being carried over for offset, setoff, and application at the end of the immediately subsequent full calendar quarter(s) or Expiration Period (as applicable and to the extent thereof). Such offsets, setoffs, and applications shall be effected (without duplication) within thirty (30) days after the end of each such full calendar quarter and Expiration Period (as applicable). If at the end of each such full calendar quarter and Expiration Period (as applicable) there is a Net Cumulative Balance owing by the Meridian Group (or any of them or any of their subsidiaries or affiliates) to Orion (or any of its subsidiaries and affiliates), such Net Cumulative Balance shall be accrued on the books and records of the Parties but shall not be payable until fifteen days after the CIT Maturity Date (collectively, the “Accrued Meridian Obligations”). If at the end of each such calendar quarter and Expiration Period (as applicable) there is a Net Cumulative Balance owing by Orion (or any of its subsidiaries and affiliates) to the Meridian Group (or any of them or any of their subsidiaries or affiliates), such Net Cumulative Balance shall be accrued on the books and records of the Parties but shall not be payable until fifteen days after the CIT Maturity Date (collectively, the “Accrued Orion Obligations”). Within thirty (30) days of the end of each such full calendar quarter and Expiration Period (as applicable), Orion agrees to provide to the Meridian Group (a) a true and accurate accounting of the Net Cumulative Balance as of the end of such period and all of the obligations accrued and offset hereunder during such period, (b) any and all calculations and methodologies or other information related to such Net Cumulative balance and accruals and offsets, and (c) any and all additional information pertaining thereto as the Meridian Group (or any of them or their representatives or affiliates) may reasonably request. Orion agrees that the Meridian Group and their representatives and affiliates shall be entitled, upon forty eight (48) hours notice and during normal business hours, to full access (i) to review and make copies of the books and records and other reports of Orion and its affiliates related to such accruals and offsets and (ii) to speak with the employees of Orion about any and all matters pertaining thereto; provided, that such access shall be conducted in a manner that does not materially interfere with the normal business operations of Orion and its affiliates.
Forbearance and Amendment Agreement (Orion)

          1.3.2 Triton Rig Lien. As security for the payment in full of any unpaid Accrued Meridian Obligations (as the same exist from time to time and be accrued pursuant to Section 1.3 above) by the Meridian Group, the Meridian Group hereby grants to Orion a security interest in the Triton Rig Assets, which security interest is granted on the terms and subject to the conditions set forth in the Security Agreement and Intercreditor Agreement and is junior and subordinated in all respects to any and all rights, claims, and Liens of CIT and its affiliates in and to the Triton Rig Assets; and provided, further, that Orion shall not exercise any of its remedies under the applicable Uniform Commercial Code, or at common law, with respect to any collateral (or proceeds thereof) for such security interest as and to the extent provided in the Intercreditor Agreement (and CIT shall be a third party intended beneficiary of the foregoing subordination provisions). The Meridian Group hereby authorizes Orion at any time and from time to time to file in any applicable Uniform Commercial Code jurisdiction any initial financing statement and amendments thereto that indicate the security interest granted hereunder to Orion in the Triton Rig Assets.
          1.3.3 Settlement of Accrued Meridian Obligations.
               (a) Election. If on the CIT Maturity Date there is a positive unpaid Net Cumulative Balance owing by the Meridian Group (or any of them or any of their subsidiaries or affiliates) to Orion (or any of its subsidiaries or affiliates) and Other Meridian Obligations, then within fifteen (15) days after the CIT Maturity Date, the Meridian Group shall satisfy in full such unpaid Net Cumulative Balance and Other Meridian Obligations by electing, in the Meridian Group’s sole discretion, to either (i) make a cash payment to Orion in an amount equal to such unpaid Net Cumulative Balance and Other Meridian Obligations as of the CIT Maturity Date (the “Meridian Cash Payment”), or (ii) except as otherwise provided in the other provisions of this Section 1.3.3, exercise the Put Option and consummate Orion’s acquisition of the Triton Rig Assets contemplated thereby. In the event that on the CIT Maturity Date neither TMR Drilling nor one of its affiliates has title to the Triton Rig Assets for any reason other than the destruction or damage to the Triton Rig Assets as described in Section 1.3.3(c) below, the Meridian Group must satisfy such unpaid Accrued Meridian Obligations by making the Meridian Cash Payment described in clause (i) above and the Put Option shall be null and void. Further, in the event of any of the following occurs, the Meridian Group must satisfy such unpaid Net Cumulative Balance and Other Meridian Obligations by making the Meridian Cash Payment described in clause (i) above and the Put Option shall be null and void: (1) the Forbearance Period has expired due to the occurrence of an event described in clause (c) or (e) of the definition of “Forbearance Agreement” in Section 1.1.2 hereof, (2) the Triton Rig and Triton Rig Equipment are damaged due to a casualty and (A) such damage is not repaired, restored, or rebuilt to the same market value and functionality thereof immediately prior to such casualty, or (B) the reasonable amount of cash necessary (as determined by mutual agreement of the Parties) to make such all repairs, restoration or rebuilding is not paid to Orion on the Option Settlement Date (defined below) at the time of conveyance of the Triton Rig Assets effected pursuant to the exercise of the Put Option, or (3) the Triton Rig and Triton Rig Equipment are not maintained as required under Section 5 of the Security Agreement.
               (b) Meridian Cash Payment. In the event the Meridian Parties elect to make a Meridian Cash Payment to Orion pursuant to clause 1.3.3(a)(i) above, such payment shall be made within ten (10) days of such election by wire transfer of immediately available funds to an account designated in writing by Orion. Orion (for itself an on behalf of its subsidiaries and affiliates) hereby agrees that any and all unpaid Accrued Meridian Obligations as of the CIT Maturity Date shall be deemed to be satisfied and discharged in full upon the consummation of the Meridian Cash Payment, without any other action by any Party.
               (c) Put Option. Subject to Section 1.3.3(a) above, the Put Option may be exercised by the Meridian Group at any time within fifteen (15) days after the CIT Maturity Date by
Forbearance and Amendment Agreement (Orion)

delivery of a put option notice (a “Put Option Notice”) to Orion or its designee stating the date on which the transfer of title to the Triton Rig Assets shall occur, which date shall in no event be more than ten (10) days after the date of such Put Option Notice (the “Option Settlement Date”). Upon receipt of a Put Option Notice, Orion or its designee hereby unconditionally and irrevocably agrees to accept and acquire from TMR Drilling, and TMR Drilling unconditionally and irrevocably agrees to transfer to Orion or its designee, good and complete or indefeasible title to the Triton Rig Assets free and clear of all Liens other than Permitted Liens, in each case on the Option Settlement Date, such transfer to be effected by delivery by the TMR Drilling to Orion of a Bill of Sale substantially in the form of Exhibit C hereto. To the extent the Triton Rig Assets have been in the possession, use, operation, or control of Orion or any of its affiliates, lessees, licensees, or subsidiaries at all times from the date hereof through and including the Option Settlement Date, the transfer of the Triton Rig Assets shall otherwise be “AS IS WHERE IS” with no representation or warranty as to the condition of the Triton Rig Assets, and all warranties, express or implied, as to the condition of such assets, merchantability, or fitness for their intended purpose, are hereby expressly disclaimed and excluded. To the extent the Triton Rig Assets are not in the possession, use, operation, or control of Orion or any of its affiliates, lessees, licensees, or subsidiaries as of the CIT Maturity Date, the Triton Rig Assets shall be transferred to Orion in a condition substantially similar to the condition of the Triton Rig Assets at the time such assets ceased to be in the possession, use, operation, or control of Orion or any of its affiliates, lessees, licensees, or subsidiaries, reasonable wear and tear excepted (the “Asset Put Condition”). Orion and TMR Drilling shall jointly (and if the Parties are unable to agree, then independently) establish and document the condition of the Triton Rig Assets immediately prior to the time when the Triton Rig Assets are removed from Orion’s possession, using a joint inspection process, outside inspectors, or such other means as each Party may reasonably require (and at their own respective costs for any inspectors or advisors hired by each such Party). Prior to acceptance of the Triton Rig by Orion in connection with the exercise of the Put Option, Orion shall be entitled to order (at its sole cost) an inspection by an independent third party acceptable to the Meridian Group and Orion to confirm that the condition of such assets satisfies the Asset Put Condition. Any such inspection shall be completed within ten (10) days of the date of the Put Option Notice and shall be binding upon the parties. Upon confirmation by such inspection that the condition of the Triton Rig Assets meets the Asset Put Condition, Orion agrees that the transfer of the Triton Rig Assets shall be pursuant to a Bill of Sale substantially in the form of Exhibit C hereto and “AS IS WHERE IS” with no representation or warranty as to the condition of the Triton Rig Assets, and all warranties, express or implied, as to the condition of such assets, merchantability, or fitness for their intended purpose, are hereby expressly disclaimed and excluded. If such inspection confirms that the Triton Rig Assets do not meet the Asset Put Condition, then the Meridian Group shall satisfy the unpaid Net Cumulative Balance and Other Meridian Obligations by making the Meridian Cash Payment described in Section 1.3.3(a)(i) above.
The Parties agree that if at any time prior to the Option Settlement Date, the Triton Rig Assets (or any portion thereof) suffer a casualty and as a result thereof are destroyed, irreparably damaged, or uneconomical to repair, the Meridian Group shall be entitled to satisfy their delivery obligation under the Put Option by remitting to Orion (in lieu of the Triton Rig Assets) a cash payment equal to the fair market value, as of the date immediately preceding such casualty, of the Triton Rig Assets subject to such casualty. At least ten (10) days immediately preceding the Option Settlement Date, the Meridian Group shall provide its calculation of such fair market value (the “Meridian Value Notice”). If Orion disagrees with such fair market value calculation of the Meridian Group, Orion shall notify the Meridian Group of such disagreement (the “Orion Disagreement Notice”) within ten (10) days of Orion’s receipt of the Meridian Value Notice, and within five (5) days of the Orion Disagreement Notice each party shall appoint an independent appraiser that is a member of the American Society of Appraisers and is qualified in the appraisal of rigs of a type similar to the Triton Rig as evidenced by a current designation in such regard from the American Society of Appraisers. Such appraisers shall have ten (10) days to submit an appraisal of the Triton Rig to the parties, which appraisal shall be consistent with the principles of the
Forbearance and Amendment Agreement (Orion)

Uniform Standards of Appraisal Practice and the parties shall negotiate in good faith for no longer than ten (10) days thereafter to resolve the disputed matter with a final calculation of such fair market value. If the parties are unable to reach a resolution based on the reports of such appraisers, then within ten days (10) of the expiration of such negotiation period, the parties shall appoint a mutually agreeable independent arbitrator and promptly submit to such arbitrator and each other each of their last, best offers with respect to such fair market value calculation. The arbitrator shall be limited to awarding only one or the other of the two offers so submitted, which award shall be made within ten (10) days after appointment of such arbitrator. Orion (for itself an on behalf of its subsidiaries and affiliates) hereby agrees that any and all unpaid Accrued Meridian Obligations as of the date of consummation of the Put Option shall be deemed to be satisfied and discharged in full upon the consummation of the Put Option, without any other action by any Party.
               (d) Settlement of Accrued Orion Obligations. If on the CIT Maturity Date the positive balance of unpaid Accrued Orion Obligations exceeds the Other Meridian Obligations, then within fifteen (15) days after the CIT Maturity Date, Orion shall satisfy in full such excess by making a cash payment to the Meridian Group in an amount equal to such excess (the “Orion Cash Payment”), which payment shall be made by wire transfer of immediately available funds to an account designated in writing by the Meridian Group. Orion (for itself an on behalf of its subsidiaries and affiliates) hereby agrees that any and all unpaid Accrued Meridian Obligations as of the CIT Maturity Date shall be deemed to be satisfied and discharged in full upon the consummation of the Orion Cash Payment, without any other action by any Party.
          1.3.4 Release of Obligations and Termination of Contracts.
               (a) Release of Obligations and Termination of Contracts. Upon and in connection with the consummation of any Release Event (i) Orion hereby agrees to release, and shall be deemed to have released without any other action by any Party, the Meridian Group, each of them, and their subsidiaries and affiliates from any and all Accrued Meridian Obligations and any other then existing or future duties, agreements, commitments, covenants, terms, liabilities, claims, demands, causes of action, and obligations under or with respect to the Equipment Lease, each of the Drilling Contracts, and any agreement, document, or instrument executed in connection therewith, or any letter agreement, amendment, supplement, or modification of any of the foregoing, (ii) the Meridian Group agrees to release, and shall be deemed to have released upon consummation of the Put Option, Orion from any and all Accrued Orion Obligations and any other then existing or future duties, agreements, commitments, covenants, terms, liabilities, claims, demands, causes of action, and obligations under or with respect to the Equipment Lease, each of the Drilling Contracts, and (iii) the Parties hereby agree that the Equipment Lease, each of the Drilling Contracts, and any agreement, document, or instrument executed in connection therewith, or any letter agreement, amendment, supplement, or modification of any of the foregoing shall be extinguished, terminated, and discharged and of no further force or effect effective immediately as of the date thereof. For purposes of this Agreement, “Release Event” means the occurrence of any one of the following: (i) the payment in full of the Meridian Cash Payment; (ii) the closing of the transaction to be consummated pursuant to the exercise of the Put Option; (iii) the closing of the transaction to be consummated pursuant to the exercise of the Option (as defined in Section 15.5(c) of the Equipment Lease) along with the cash repayment by the Meridian Group to Orion as contemplated in Section 1.3.4(c) hereof; or (iv) the Orion Cash Payment. Notwithstanding the preceding provisions of this Section 1.3.4(a), in the event an applicable Release Event is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required, by a court of competent jurisdiction, to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then the releases made in accordance with this Section 1.3.4(a) shall be null and void ab initio.
Forbearance and Amendment Agreement (Orion)

               (b) Documents. Upon and in connection with the consummation of any of the Meridian Cash Payment, the Put Option, or the Orion Cash Payment, the Parties hereby agree to execute and deliver any and all additional documents, instruments, and agreements of sale, transfer, conveyance, assignment, confirmation, release, or otherwise as may be necessary or desirable to effect the transactions contemplated thereby, including a Release and Termination of Equipment Lease substantially in the form of Exhibit A hereto, a Release and Termination of Drilling Contracts substantially in the Form of Exhibit B hereto, and, in the case of the exercise of the Put Option, a Bill of Sale substantially in the form of Exhibit C hereto.
               (c) Repayment to Orion for Rig Purchase Price. In the event the transaction to be consummated pursuant to Orion’s exercise of the Option (as defined in Section 15.5(c) of the Equipment Lease) closes (the “Consummated Transaction”), then the Meridian Group shall have the right to pay Orion, within 180 days of such closing, an amount equal to the purchase price for the Triton Rig Assets at such closing, and in consideration for such payment timely made, the Parties shall deliver the releases contemplated in Section 1.3.4(a) hereof; provided, however, in the event the Consummated Transaction is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required, by a court of competent jurisdiction, to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then the releases made in accordance with Section 1.3.4(a) and this Section 1.3.4(c) shall be null and void ab initio.
          1.3.5 CIT Debt. From and after the date hereof, TMR Drilling and any other borrowers party to the CIT Credit Agreement shall remain as primary obligors thereunder and shall continue to timely and fully pay all amounts owing thereby under the CIT Credit Agreement.
          1.3.6 Triton Drilling Contract. The Parties hereby agree, ratify, and confirm that effective as of May 17, 2009, Section 4 of the Triton Drilling Contract was amended such that each reference therein to “**$25,000.00” was deleted and replaced with “**$20,000.00.”
          1.3.7 [Intentionally omitted]
          1.3.8 Notice of Location. Within ten (10) day of any move or change in location of the Triton Rig Assets or at such other times as Meridian may request, Orion agrees to provide Meridian with a written notice describing in reasonable detail the location or site to which such Triton Rig Assets are being moved (including, without limitation, the state, city, and county of any such site) and the full legal names, physical addresses, email addresses, and phone numbers of all owners of such location or site.
ARTICLE 2
RATIFICATIONS, REPRESENTATIONS AND WARRANTIES.
     2.1 Ratification of Contracts. The Parties hereby agree that, except as expressly modified, postponed in effect and superseded by Article 1 and any other provisions of this Agreement, the terms and provisions of the Equipment Lease and each of the Drilling Contracts shall remain in full force and effect, including Section 8.1 of the Equipment Lease, and shall continue to be legal, valid, binding, and enforceable against the Parties thereto in accordance with their respective terms.
     2.2 General Representations and Warranties. Each of Meridian, TMRX, and TMR Drilling hereby represent and warrant to Orion that (a) the execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action on the part of each of them and will not violate the constituent organizational documents of any of them, contravene or violate any contractual restriction, any law, rule, regulation, or court or administrative decree or order binding on or affecting any of them, or result in, or require the creation or imposition of any Lien on any of the their respective
Forbearance and Amendment Agreement (Orion)

properties; (b) this Agreement has been duly executed and delivered by each of them and is the legal, valid and binding obligation of each of them, enforceable in accordance with its terms; (c) subject to the existence of the Designated Events of Default, the representations and warranties contained in the Equipment Lease and each of the Drilling Contracts are true and correct in all material respects on and as of the date hereof as though made on and as of such date; (d) except for the Designated Events of Default, no default or event of default (however denominated) under the Equipment Lease or the Drilling Contracts has occurred and is continuing as of the date hereof; (e) except for the Designated Events of Default, the Meridian Group is in compliance in all material respects with all covenants and agreements contained in the Equipment Lease and Drilling Contracts, as applicable; (f) absent the effectiveness of this Agreement, Orion is entitled to exercise immediately its rights and remedies under the Equipment Lease and Drilling Contracts; (g) Meridian owns, directly or indirectly, all of the equity interests issued by TMRX and TMR Drilling; and (h) the Security Agreement, when duly executed and delivered by the “debtor” thereunder to the “secured party” thereunder, will a valid, binding obligation of TMR Drilling, enforceable against TMR Drilling under Texas law in accordance with its terms, subject only to bankruptcy, insolvency, and similar laws.
ARTICLE 3
CONDITIONS
     The effectiveness of this Agreement is conditioned upon the occurrence or the execution and delivery, prior to or concurrently herewith, of each of the following:
     3.1 A prepayment to CIT in an amount equal to One Million and No/Dollars ($1,000,000) by TMR Drilling and any other borrowers party to the CIT Credit Agreement on the principal amount outstanding under the CIT Credit Agreement as of the date hereof, which prepayment shall not be subject to any breakage costs, penalty fees, or similar charges under the CIT Credit Agreement or otherwise;
     3.2 A Second Amendment to Equipment Lease, in form and substance mutually agreed by the Parties, duly executed by each of TMR Drilling and Orion;
     3.3 A Security Agreement, substantially in the form attached hereto as Exhibit D (the “Security Agreement”), duly executed by each of TMR Drilling as “debtor” and Orion as “secured party”;
     3.4 A subordination and intercreditor agreement, in form and substance mutually agreed by the Parties and CIT (the “Intercreditor Agreement”), duly executed by each of Orion and CIT;
     3.5 The CIT Forbearance Agreement, duly executed by each of TMR Drilling, TMRX, Meridian, and CIT, in which CIT agrees to forbear from exercising any and all of its rights and remedies under the CIT Credit Agreement with respect to certain defaults and events of default thereunder for a period of ninety (90) days from the date thereof; and
     3.6 Copies of the resolutions of the boards of directors (or equivalent governing body) of each of the Parties authorizing the execution and delivery thereby of this Agreement and the other agreements contemplated hereby, and the performance of the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Party.
Forbearance and Amendment Agreement (Orion)

ARTICLE 4
MISCELLANEOUS PROVISIONS
     4.1 Survival of Representations and Warranties. All representations and warranties made in the Equipment Lease and each of the Drilling Contracts shall survive the execution and delivery of this Agreement, and no investigation by Orion or any closing shall affect such representations and warranties or the right of Orion to rely upon them.
     4.2 Limitation on Relationship between Parties. The relationship of Orion, on the one hand, and the Meridian Group, on the other hand, has been and shall continue to be, at all times, that of creditor and debtor. Nothing contained in this Agreement, any instrument, document or agreement delivered in connection therewith or in the Equipment Lease or Drilling Contracts shall be deemed or construed to create a fiduciary relationship, joint venture, or partnership between the Parties.
     4.3 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
     4.4 Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person (other than CIT as set forth in Section 1.3.2) shall have any right, benefit, or interest under or because of the existence of this Agreement.
     4.5 Amendments; Interpretation. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of each of the Parties, and no waiver of any provision of this Agreement or consent to any departure by any Party therefrom, shall in any event be effective without the written concurrence of the other Parties hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
     4.6 Counterparts. This Agreement may be executed by one or more of the Parties in any number of separate counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument, and all signature pages transmitted by facsimile or other electronic transmission shall be considered as original executed counterparts. Each Party agrees that it will be bound by its own facsimile or electronic signature and that it accepts the facsimile or electronic signatures of each other Party.
     4.7 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
     4.8 Further Assurances. Each Party agrees to execute and deliver, or cause to be executed and delivered, such other and further documents and instruments as the other Party may reasonably request and to take, or cause to be taken, such further or other actions as may be reasonably necessary, from time to time, to implement the provisions of this Agreement and to perfect and protect the Liens contemplated hereby.
     4.9 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.
     4.10 Submission to Jurisdiction. All disputes among any of the Meridian Group and Orion or any of their respective affiliates or representatives arising out of, connected with, related to, or
Forbearance and Amendment Agreement (Orion)

incidental to the relationship established between them in this Agreement, whether arising in contract, tort, equity, or otherwise, shall be resolved only by the courts of the State of Texas, the federal courts sitting in the Southern District of Texas, and appellate court from any thereof. The Meridian Group and Orion (for themselves and on behalf of any of their respective affiliates or representatives) waive in all disputes any objection that any of them may have to the location of the court considering the dispute which court shall have been chosen in accordance with the foregoing.
     4.11 FINAL AGREEMENT. THIS AGREEMENT, THE SECURITY AGREEMENT, THE EQUIPMENT LEASE, AND THE DRILLING CONTRACTS REPRESENT THE AGREEMENT AND UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AGREEMENT IS EXECUTED AND SUPERSEDE ALL PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR BETWEEN THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY RELATE IN ANY WAY TO THE SUBJECT MATTER HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREIN. NEITHER THIS AGREEMENT, THE SECURITY AGREEMENT, THE EQUIPMENT LEASE, NOR THE DRILLING CONTRACTS MAY BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE, OR AMENDMENT OF ANY PROVISION OF THIS AGREEMENT SHALL BE MADE, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY EACH OF THE PARTIES.
     4.12 Notices. All notices and other communications required or authorized hereunder shall be in writing and shall be delivered to the address of the applicable Party shown on the signature page hereof.
     4.13 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions: (a) all references herein to Articles, Sections, Clauses, Exhibits, and Annexes are to Articles, Sections, Clauses, Exhibits, and Annexes attached to and forming part of this Agreement; (b) a defined term has its defined meaning throughout this Agreement and each Annex or Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined; (c) in the event of any conflict between the main body of this Agreement and the Annexes and Exhibits hereto, the provisions of the main body of this Agreement shall prevail; (d) except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented, or re-enacted from time to time; (e) whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read as if followed by the words “without limitation” or words having similar import; (f) whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (g) a reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated, or replaced, except to the extent prohibited by this Agreement or that other agreement or document; (h) a reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder; (i) the word “or” will have the inclusive meaning represented by the phrase “and/or”; (j) “shall” and “will” have equal force and effect; (k) all references to “day” or “days” shall mean calendar days unless specified as a “business day”; (l) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next business day following if the last day of the time period is not a business day.
[Signature Page Follows]
Forbearance and Amendment Agreement (Orion)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

MERIDIAN GROUP: THE MERIDIAN RESOURCE CORPORATION
By:	/s/ Steven G. Ives
Steven G. Ives
Vice President

THE MERIDIAN RESOURCE & EXPLORATION LLC
By:	/s/ Steven G. Ives
Steven G. Ives
Vice President

TMR DRILLING CORPORATION
By:	/s/ Steven G. Ives
Steven G. Ives
Vice President

ADDRESS FOR NOTICES TO THE MERIDIAN GROUP: 1401 Enclave Parkway Suite 300 Houston, Texas 77077 Tel: (281) 597-7003 Fax: (281) 597-7216 Attn: Steven G. Ives
Forbearance and Amendment Agreement (Orion)
Signature Page

ORION DRILLING COMPANY LLC
By:	/s/ Wayne Squires
Wayne Squires
President

ADDRESS FOR NOTICES TO ORION: 674 Flato Road Corpus Christi, Texas 78405 Tel: (361) 299-9800 Fax: (361) 299-1388 Attn: Wayne Squires
Forbearance and Amendment Agreement (Orion)
Signature Page

ANNEX A
EXISTING EVENTS OF DEFAULT
1. Any and all breaches, defaults, or events of default resulting from any act or omission by, any misstatement of, the breach of any representation or warranty of, or the breach of or failure to perform any covenant or agreement of, any of Meridian, TMRX, TMR Drilling, or any subsidiary or affiliate of any of them under the Equipment Lease, whether now existing or hereafter occurring or arising, or any document or agreement executed in connection therewith.
2. Any and all breaches, defaults, or events of default resulting from any act or omission by, any misstatement of, the breach of any representation or warranty of, the breach of or failure to perform any covenant or agreement of, any of Meridian, TMRX, TMR Drilling, or any subsidiary or affiliate of any of them under the Triton Drilling Contract or the Taurus Drilling Contract, whether now existing or hereafter occurring or arising, or any document or agreement executed in connection therewith.
3. The failure by Meridian, TMRX, TMR Drilling, or any subsidiary or affiliate of any of them to provide timely notice of any of the foregoing to Orion.
Forbearance and Amendment Agreement (Orion)
Annex A

ANNEX B
PERMITTED LIENS
1. All Liens in favor of Orion or any subsidiary or affiliate thereof arising under, created by, or contemplated in the Equipment Lease, Triton Drilling Contract, Taurus Drilling Contract, or any other agreement, contract, document, or certificate that creates or purports to create a Lien in favor of Orion or any subsidiary or affiliate thereof.
2. Any and all statutory liens, claims, or other rights, including mechanic’s and materialmen’s liens and tax liens, arising as a result of or in connection with the use, operation, or possession of any of the Triton Rig Assets by Orion or any of its affiliates.
3. Any other Liens that are immaterial in character, amount and extent and that do not materially detract from the value or materially interfere with the present or proposed use of the Triton Rig Assets.
Forbearance and Amendment Agreement (Orion)
Annex B

ANNEX C
TRITON RIG EQUIPMENT
1. See attached schedule of equipment.
Forbearance and Amendment Agreement (Orion)
Annex C

ANNEX D
TRITON RIG ASSETS
1. To the extent transferrable, any and all permits of every kind under which TMR Drilling has or may acquire benefits or rights or by which TMR Drilling or the Triton Rig or Triton Rig Equipment may be subject or bound and that relate to or are used in the operation thereof;
2. To the extent transferrable, all warranties, reimbursements, and indemnities from the various manufacturers of the component parts of the Triton Rig and the Triton Rig Equipment relating to the condition thereof from and after the date of this Agreement;
3. All of TMR Drilling’s right, title, and interest in, to and under all purchase agreements pertaining to the Triton Rig and Triton Rig Equipment, including (a) all claims for damages in respect of the Triton Rig and the Triton Rig Equipment arising under any purchase agreements to which TMR Drilling is a party, including all warranty and indemnity provisions contained in such purchase agreements, (b) all rights to demand, accept, and retain all rights in and all property, data, and service which Orion is obligated to provide or does provide pursuant to any such purchase agreements to which TMR Drilling is a party in respect of the Triton Rig and the Triton Rig Equipment, (c) any and all other rights of the “purchaser” that survive “delivery” of the Triton Rig and the Triton Rig Equipment, and (d) all claims in respect of the top drive motor that is part of the Triton Rig Equipment arising under the sales terms and conditions in any purchase agreement pertaining thereto to which TMR Drilling is a party, including all warranty and indemnity provisions contained in the purchase agreement executed by TMR Drilling in connection with the purchase thereby of the Triton Rig and the Triton Rig Equipment; and
4. All instruction, maintenance, and repair manuals relating to the Triton Rig and the Triton Rig Equipment.
Forbearance and Amendment Agreement (Orion)
Annex D